UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014

CHRYSLER GROUP LLC

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

000-54282	27-0187394
(Commission File Number)	(IRS Employer Identification No.)

1000 Chrysler Drive, Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 512-2950

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Venezuelan Operations

Based on recent developments related to the foreign exchange process in Venezuela, Chrysler Group LLC (“we” or the “Company”) has changed the exchange rate used to remeasure its Venezuelan subsidiary’s financial statements in U.S. dollars (“USD”). As of March 31, 2014 we have begun to use the SICAD I rate of 10.7 Venezuelan Bolivar, or VEF to USD as determined by the periodic auctions for USD under SICAD I. Previously we utilized the official exchange rate of 6.30 VEF to USD.

We made this change because we believe the SICAD I rate is more representative of the exchange rate that will be used for the periodic auctions in SICAD I for many of the goods and services produced by our Venezuelan operations and also for payment of future dividends, as the official exchange rate is increasingly reserved only for purchases of those goods and services deemed “essential” by the Venezuelan government.

We expect this change to result in a first quarter 2014 pre-tax remeasurement charge of approximately $130 million USD. Because the SICAD I exchange rate is based on periodic auctions, it is possible that there will be significant changes to the exchange rate in future quarters which could have a further material effect on our Venezuelan subsidiary’s financial statements, as well as, to our consolidated financial statements. It is also possible that significant changes in the exchange rate as well as other related developments in Venezuela may have a further impact on our subsidiary’s operations going forward, which may also have a material impact on our consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2014

CHRYSLER GROUP LLC
(Registrant)

/s/ Richard K. Palmer
Richard K. Palmer
Senior Vice President and
Chief Financial Officer